Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: MAY 30, 2014 / 12:00PM GMT
OVERVIEW:
Co. reported 1Q14 net sales for continuing operations of $1.281b and income from continuing operations of $28.6m or $0.50 per diluted share. Expects FY14 net sales to be flat to slightly positive and expects FY14 diluted EPS from continuing operations of $2.35-2.50 and 2Q14 diluted EPS from continuing operations of $0.24-0.30.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director IR
David Campisi Big Lots, Inc. - President, CEO
Tim Johnson Big Lots, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS
Matthew Boss JPMorgan - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Paul Trussell Deutsche Bank - Analyst
Meredith Adler Barclays Capital - Analyst
David Mann Johnson Rice & Company - Analyst
Peter Keith Piper Jaffray - Analyst
Jeff Stein Northcoast Research - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Dan Wewer Raymond James & Associates - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots first quarter 2014 teleconference. This call is being recorded. (Operator Instructions).

At this time I like to introduce today's first speaker, Andy Regrut, Director of Investor Relations. Please go ahead, sir.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, Hannah, and thank you, everyone, for joining us for our first quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President, Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results from continuing operations. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release. Also, as a reminder, our Canadian operations and our wholesale operations are now treated as discontinued operations.

This morning, David will start the call with a few opening comments. TJ will review the financial highlights for the quarter and the outlook for 2014, and then David will complete our prepared remarks before taking your questions.

So with that, I will turn the call over to David.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

David Campisi - Big Lots, Inc. - President, CEO

Thanks, Andy, and good morning, everyone. It has been one year almost to the day since my first earnings call as CEO of Big Lots. I am very proud of the progress and accomplishments that have been achieved over the past 12 months. And while I believe we will get better in the future, it is important for us to celebrate wins along the way.

After eight consecutive quarters of negative comps dating back to Q4 of 2011, we comped positive this quarter, up nearly 1%. From a merchandising perspective, four of our seven merchandise categories were positive in the quarter.

Food was the strongest, up double digits. We experienced consistent strength in all major departments. The team has done a very good job improving the consistency and breadth of our offerings, while exciting Jennifer with compelling value throughout the category. This consistency has given us the confidence to advertise this traffic-driving category on a more frequent basis, which is helping to improve transactions and conversion in our stores.

Additionally, we are also pleased with the progress of rolling out coolers and freezers, which should further supplement growth as we move through the balance of 2014. The initiative continues to help drive comps, and we are on pace to complete this year's rollout to approximately 600 stores, leaving us somewhere in the neighborhood of 725 stores with freezers and coolers by the all-important holiday and fourth-quarter selling season.

Next is Soft Home. Soft Home was up high single digits with strength in bedding, textiles, flooring, and window-related products. The buying disciplines focused on quality, brand, fashion, and value have been instilled in our merchant organization, and this category, maybe more so than any other, should benefit. We are still very early in the process, and I am confident that the content will continue to get better and better with the back-to-school sets and on into holiday season.

Next is Consumables. It was up mid single digits, led by pet, HBC, and Housekeeping. Similar to the success in our Food category, the team is doing a great job embracing "Edit to Amplify", significantly improving our Consumables assortment in recent months and delivering more consistency of branded product at values that Jennifer is responding to in a very meaningful way.

Last but certainly not least, Furniture also posted positive comps for the quarter, up low single digits. The first quarter is like the Super Bowl for the Furniture category, as customers tend to want to spend their income tax refund checks on big-ticket product, so positive comps in our biggest quarter is a win for the business.

The majority of the comp increase was driven by our base business and solid execution of product by the team in Furniture. We began to expand our Furniture Financing program in the latter part of Q1 and now expect that our rollout will be complete by the end of Q2, which is ahead of our original timeline.

The program is live in about 800 stores and as of this week, we are on track to approximately 1,300 stores by the end of Q2. The results continue to be impressive, and we are seeing incremental Furniture sales in the high single to low double digit range.

Although internally we call this program Furniture Financing, it can have a reach to other categories within our store. We have worked with our partners at Progressive to extend this offering to our higher-ticket Seasonal area and have experienced some nice response in Lawn and Garden items, including patio furniture, gazebos, gas grills, and even swimming pools.

On the other side of the equation, Seasonal comps were down; and I am sure I am not the first retail CEO to talk to you about the weather and how it impacted our business. As you might expect, our Seasonal business is key to sales and customer traffic. So in that perspective, our Q1 results could have been better.

I am confident our issue was weather, because I do believe we offer quality and significant value, and Jennifer loves to shop Seasonal for her home. The good news is, in our warmer weather areas, our Seasonal business was positive.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

The balance of the categories, namely Electronics and Hard Home, were down to last year as expected. Remember, these categories had a majority of the "Edit to Amplify" clearance activity we began back in Q4.

In Electronics, the majority of the edit was in the higher-ticket, lower-margin businesses, while in Hard Home the edit was centered in tools, paint, auto, and what we traditionally called hardlines. Additionally, Hard Home contains fans and air conditioners, which certainly was not helped by the poor weather we experienced in many of our markets.

So hopefully these details help you understand where we are from a merchandising perspective, but I would be remiss if I did not mention the significant progress we have made in marketing. In the marketing of our business, the work that the team has done to simplify and provide clarity in our print advertising and our email offerings to our Rewards members certainly helped during Q1.

Simply put, I believe we are sending a stronger, easier-to-understand, value message than we were just six months ago, let alone last year. Additionally, some of the early groundwork is being established in the social advertising space, and it's a very exciting beginning for the Company.

I will now turn the call over to TJ for more insight on the quarter. (technical difficulty)

Tim Johnson - Big Lots, Inc. - EVP, CFO

Thanks, David, and good morning, everyone. Net sales for continuing operations for the first quarter of fiscal 2014 were $1.281 billion, an increase of 1.1% over the $1.267 billion we reported last year. Comparable store sales for stores open at least 15 months increased 0.9%, which was at the high end of our guidance range of slightly negative to slightly positive.

Income from continuing operations was $28.6 million or $0.50 per diluted share, which was above the high end of our guidance range of $0.40 to $0.45 per diluted share. This result compares to last year's adjusted income from continuing operations of $40.3 million, or $0.70 per diluted share. For Q1, the operating profit rate for continuing operations was 3.7%, compared to last year's adjusted rate for continuing operations of 5.2%.

The decline in rate was in line with our expectations and driven by a lower gross margin rate and expense deleverage. Our gross margin rate for the quarter was 38.5%, down 110 basis points to last year. As expected, the rate decline was the result of higher markdowns associated with editing and exiting the businesses David just mentioned.

Total expense dollars were $446 million, and the expense rate of 34.8% was up 40 basis points to last year. Expense deleverage came from our investment in people, higher depreciation expense, and higher bonus expense as the business outperformed our internal plans for the first quarter. Interest expense was slightly less than last year, and the first quarter tax rate was 39% compared to last year's adjusted rate of 38.8%.

During the first quarter, we opened eight new stores in the U.S and closed five, leaving us with 1,496 stores and total selling square footage of 32.8 million.

The loss from our discontinued operations for the first quarter of fiscal 2014 was $25.2 million or $0.44 per diluted share, compared to our guidance of a net loss of $37 million to $41 million, or $0.64 to $0.71 per diluted share.

The lower than expected loss resulted from incremental deferred tax benefits and favorable settlements on lease terminations associated with store and distribution center operating leases. Overall, the wind-down of our Canadian operations was executed very well and at a lower cost than originally anticipated. Based on what we know today, we believe any additional costs associated with Canada for the balance of the year will be immaterial.

Moving on to the balance sheet, inventory ended the first quarter of fiscal 2014 at $835 million, compared to $885 million last year. The reduction in inventory was driven by the closure of our Canadian operations, and the closure of our wholesale operations, and a lower U.S. store count. Inventory per store in our U.S. stores increased slightly compared to last year and is actually below our growth projections for Q2 and the balance of year, positioning the business for increasing inventory turnover and cash flow.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

We ended the first quarter with $67 million of cash and cash equivalents and $54 million of borrowings under our credit facility. This compared to $72 million of cash and cash equivalents and $137 million of borrowings under our credit facility last year.

Our use of cash generated by U.S. operations was focused on repaying debt, funding the closure of our Canadian operations, and investing in share repurchase activity.

Through the first quarter, we invested $82.5 million to purchase 2.2 million shares or approximately 3.8% of our outstanding shares at an average price of $37.99, leaving us with $42.5 million of authorization remaining at the end of the quarter.

As noted in our press release this morning, subsequent to the end of the first quarter of fiscal 2014, we completed our March 2014 share repurchase program during the month of May. In total, we invested $125 million to repurchase 3.3 million shares at an average price of $38.12.

Now turning to forward guidance, for Q2 we expect income from continuing operations to be in a range of $0.24 to $0.30 per diluted share, compared to adjusted income from continuing operations of $0.37 per diluted share in the second quarter of fiscal 2013.

Q2 guidance calls for comparable store sales in the range of plus 1% to plus 3%, based on Q1 results, indications from the first three and a half weeks of May, and the initiative rollout of coolers, freezers, and Furniture Financing.

The gross margin rate for second quarter of fiscal 2014 is expected to be lower than last year's second quarter rate, and our expense rate is expected to increase, based on higher depreciation expense and incremental store payroll costs geared towards certain merchandising resets stemming from our "Edit to Amplify" selldowns and footage reallocation strategies.

Additionally, our forecast includes a higher bonus component than last year. You will recall last year at this time, we were lowering our expectations for the balance of year which necessitated the reversal and reset of our bonus accrual based on the expectations at that time.

Our updated outlook for the full year of fiscal 2014 calls for income from continuing operations to be in the range of $2.35 to $2.50. This compares to our previous guidance of $2.25 to $2.45 per diluted share.

Our updated outlook is based on actual results for the first quarter, the guidance I just provided on Q2, and the completion of our share repurchase program. More specifically, increasing the guidance range is the direct result of beating Q1 and improving sales trends for the balance of year. Our updated guidance compares with last year's adjusted result of $2.45 per diluted share.

We now estimate net sales in the range of flat to slightly positive and comparable store sales to increase in the range of plus 1% to plus 2%, which compares to our original guidance of flat to up 2%. We estimate this financial performance will result in cash flow of approximately $170 million from continuing U.S. operations, and consolidated cash flow of approximately $145 million after the impact of the wind-down of our discontinued Canadian operations.

Finally, our estimated diluted share count for fiscal 2014 is 56 million, up from last forecast of 54 million to 55 million. With that, I will turn the call back over to David.

David Campisi - Big Lots, Inc. - President, CEO

Thanks, TJ. Before we take your questions this morning I want to touch on a couple of key observations or thoughts about the future.

Over the last 12 months, we have experienced a significant amount of change in the organization, and almost every single facet of our operations has seen some level of impact. We have accomplished more than I could have imagined and have made meaningful strides towards improving our Company, our culture, our processes, and our team.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

All executive and senior leadership roles are now filled. The combination of our seasoned executives along with the new hires has created a powerful team, bringing creative thinking to what has always been a terrific business model.

Specifically, I am deeply immersed in the all-important three-legged stool where we now have great leadership in merchandising, marketing, and the stores. Clearly, consistency in comps has been my top priority, and I am confident we now have the team and have instilled the processes and disciplines to drive the business going forward.

I think we are already starting to see early results from the fruits of our labor. I am very proud of the team and all that has been accomplished. I want to thank all of our associates in the field and the distribution centers and in the corporate office for their hard work, dedication, and willingness to change.

I was very pleased with the pace of sales and our results in Q1, and I am encouraged by the start of Q2. We have momentum in many of our key merchandising categories and plans to build off the improving sales trends, particularly in the back half of the year.

However, it is important for our investors and our associates to understand we will not be satisfied with a couple of good quarters or even a good year. This is a multiyear growth opportunity, both on the retail side as well as ecommerce and omnichannel space. We truly are at the beginning of the beginning here at Big Lots.

Next, I want to say a very sincere thank you to our loyal and long-term shareholder base for your support of our team and our Board of Directors. At yesterday's Annual Meeting, you awarded us a big vote of confidence by approving all of our Board of Directors and casting a resounding For on our say on pay proposal.

We, along with our Board, have worked extremely hard to reach out, solicit feedback, and reshape our Company from a governance and compensation perspective. We appreciate your recognition of these efforts.

And finally, I want to remind you of our upcoming investor conference in June. This will be an opportunity for you to learn more about our SPP, strategic planning process, and the underlying initiatives that will help us reach the financial targets that were outlined on the last call.

You will also have an opportunity to meet and interact with key members of our management team and walk a store with us. I am really looking forward to the event and the chance to spend some quality time with many of you.

So with that, I will turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - Director IR

Thanks, David. Hannah, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Hey, good morning, guys. Congrats on a good quarter. Can you talk about the monthly cadence of comps and, more importantly, the contribution of traffic as the quarter progressed and into May?

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - EVP, CFO

Yes, Matt; this is TJ. The progression of comps, candidly, went as expected during the quarter. February was a good month for us. That is a heavy Furniture month, as David mentioned, with tax-time selling, etc.

March was a good month as well. March actually was down a little bit to last year, as expected, because of the Easter shift. Easter, because it falls a little bit later into the month of April, we moved some of our marketing events and promotions to accommodate that traffic.

And then April, with the favorable impact of Easter, was our best month of the first quarter. We were encouraged to see most of those good signs in April move on into the month of May. So we were very pleased with the progression of sales throughout really the first almost four months of the new year.

You know from following us for a while that we do not break out traffic and tickets separately, but what I would suggest to you is that not only the merchandising improvements that the team has made in terms of being more consistent in our offerings, along with the two specific initiatives of coolers and freezers and Furniture Financing, clearly we are doing a whole lot of good work to take down barriers to entry for the customer in the store. So we really believe that we're going at both elements of driving comps in terms of both transaction as well as driving the average basket.

Matthew Boss - JPMorgan - Analyst

Great. Then I have just one follow-up. You guys reduced store growth a few years back to focus on the core. Traffic seems to be improving, as you said.

There's clearly boxes available out there. How should we think about potential growth of this concept longer-term?

Tim Johnson - Big Lots, Inc. - EVP, CFO

Yes, I will take that one too, Matt. A number of months ago, I got more involved with additional responsibilities and real estate that David provided. And what I would tell you -- the first part of your comment, I actually think the trends out there in real estate are different than what you mentioned.

Having spent a couple days at ICSC a couple weeks back, the occupancy rate for our size box in excess inventory is very -- the occupancy rate is very high. So the availability of space is lower than it typically has been in the last handful of years.

Additionally, new center development is just now starting to be talked about or now starting to see some signs of movement. So the availability of space for our size box is not as strong as it might have been in prior years.

Now, we are okay with that. Because, candidly, on the last couple calls we have talked to you about reducing the store count this year, as really we focus on improving the comp trends in the business, expanding the operating profit potential of the business, and really being more prescriptive on new store openings and what our requirements are. So we have actually guided to a lower store count this year.

I think that what we spent a lot of time talking about the last couple days with the Board is really growing our operating profit potential of the business through comps and a lot of the initiatives that we have talked about. So that is the near-term focus.

Having said that, if things opened up and someone out of nowhere came to us with a large group of stores, clearly we have the appetite; we have the liquidity; we have the flexibility as an organization to go after that. But near-term, our focus is really on comp-store growth and expanding the operating profit potential of the business.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

Matthew Boss - JPMorgan - Analyst

Great. Best of luck.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Thank you. Good morning and let me add my congratulations as well on a great quarter.

David Campisi - Big Lots, Inc. - President, CEO

Thank you.

Brad Thomas - KeyBanc Capital Markets - Analyst

I wanted to just ask a question on the Furniture Financing program. David, you spoke to being ahead of plan on its rollout.

Could you just give us an update on what progression of revenues is from a timing standpoint after you add Progressive to a store, and then what the contribution margin usually looks like on those incremental sales?

Tim Johnson - Big Lots, Inc. - EVP, CFO

Yes, Brad; this is TJ. I'll start and ask David to chime in. At a real high level, as we add stores to the program, which candidly we are adding probably 100 stores or a little over 100 stores a week -- so there has been a very deep effort into the organization cross-functionally to really get stores up and running as quickly as possible, with all areas of the business represented, from training to store operations to marketing to all parts of the business.

So it's been a big, big effort to get this up and running as soon as possible because, when we put it up in a given store, almost immediately we see lifts in the business, in Furniture, incremental lifts in the business in Furniture. So it's been very, very encouraging for us.

We will stand by the guidance that we gave on the last call, the incremental lifts in Furniture in that high single to sometimes low double digit range. And most importantly, as we look forward -- again, we call it Furniture Financing because that is how it got started -- but we're very encouraged by some of the early results in expanding it into some of our Seasonal categories.

Patio furniture, as an example, over the last couple weeks has been the second-most-purchased item as part of the program. That's very encouraging when you think about the balance of our store, some of the higher-ticket areas in the store and, as we look towards holiday, the opportunity in Christmas Trim and other big-ticket categories. So it has been very, very well received by Jennifer.

The second part of your question, the profit margins candidly are the profit margins of the category. This is not something that we are discounting with Progressive as our provider.

It has been a win-win for both parties. So when you think about profit margins of the program, think about what are the profit margins of this particular merchandising category.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

The last thing I will say before I turn it over to David is, again, we are not carrying the paper on this. We are not carrying the credit risk or approval. That is all handled by our provider.

David Campisi - Big Lots, Inc. - President, CEO

Yes, the only thing I would add to that, Brad, is that, as I said on the last call, we look at this as a significant opportunity to break down barriers that we had in our Company. And again, we look at this business along with the freezer/cooler program and the SNAP EBT benefits, it's clearly an opportunity for us to add incremental volume and top-line growth into our Company by servicing this customer who has not been able to shop Big Lots.

What we are seeing is, as we said earlier, a nice lift in all the stores. And again, we believe that there is a crossover there as well between that SNAP EBT customer and the customer who is using the Furniture Financing. And we couldn't be more excited about the partnership we have with Progressive Financing.

Brad Thomas - KeyBanc Capital Markets - Analyst

Great, thank you so much.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Hey, good morning, guys. Good job in the first quarter.

Just want to start on gross margins. TJ, maybe if you can give a little bit more of a breakdown of the 100 basis point decline in 1Q, how much was attributed directly to the "Edit to Amplify" strategy in terms of clearing out goods? How much of it was merchandise mix pressure?

And is there anything to discuss in terms of just a competitive environment overall? And then just help us understand the cadence of the gross margins as we move throughout the year.

Tim Johnson - Big Lots, Inc. - EVP, CFO

Sure, Paul. I guess at a real high level, as you mentioned, the gross margin rate was down about 110 basis points to last year. I would suggest to you upwards of probably 80% to 85% of that, if not a little bit more, was all about markdowns that we're taking as part of the "Edit to Amplify" and some of the reset activity that was planned to accomplish some of our initiatives, specifically coolers and freezers and making room for that in the store.

So again, large, large part of the gross margin rate decline, I would estimate around about 85%, is attributed to that activity. That is what we have talked about for the last six months. Nothing has changed in that regard.

Any kind of mix pressure that we were feeling in the quarter -- because again Food comped up double digits and Consumables were very strong -- was the smaller part of the gross margin rate challenge in first quarter. Now, we expect Food and Consumables to out-comp the store the rest of the year, so that pressure is going to be there; and that is in our guidance.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

The only point I would remind you of is, where hopefully we get a little bit of relief from that pressure going forward is twofold. First off, Seasonal had a tough quarter. We think it's all about weather. We like the assortment we have in the store, but clearly when it comps down, that is going to put a little bit of pressure on mix.

Then secondarily, very encouraging in the first quarter is the comp growth we experienced in some of our Home categories, which as you know from following us for a while, is a higher-margin area. We would expect to see some of that growth continue, if not get a little bit better as we move through the year.

So I guess the point is, there is a lot of moving parts to this. We've tried to accommodate that in our guidance.

We do expect to see some pressure still in the second quarter. Again, we communicated that six months ago, that this is a spring initiative, a spring challenge for us to move through some of this "Edit to Amplify" and categories we wanted to downsize. Nothing has changed.

We do expect the margin rate to be up in fall. And again, the majority of that improvement is as we start to lap some of the "Edit to Amplify" activity from last year.

So nothing has changed on our gross margin rate forecast in terms of the cadence or the elements of it. This is very consistent with what we talked about really starting back in December.

Paul Trussell - Deutsche Bank - Analyst

That's helpful color. Thank you, TJ.

Just want to go back and touch on use of capital. TJ, if you can just remind us what the CapEx plan is for this year and how we should think about that next year, given your plans on ecommerce and with the business performing well and off to a better-than-expected start.

You are obviously generating more free cash flow. Let me know if there are plans to add more projects therefore to your capital plans, in terms of utilizing that free cash flow; or will the primary usage continue to be share repurchases?

Tim Johnson - Big Lots, Inc. - EVP, CFO

So a couple ways to think about that, and I would ask David to chime in here too. I think first off, we have not changed our CapEx plan, Paul, based on first quarter results.

Our guidance was $115 million to $120 million for CapEx. We're still in that range in terms of our expectations. I would remind you that does include some level of CapEx -- I think we estimated around about $10 million to $15 million -- for ecommerce, which is scheduled to go online sometime in 2015.

Having said that, uses of capital and uses of cash, clearly we demonstrated in the first quarter that we felt that the best near-term use of cash that we were expecting to generate in the first quarter and for the year was supporting the shareholders and supporting the stock. And we completed our repurchase program just here recently in May.

Looking forward, I won't answer the looking-forward question. Because what I would like to do is really put that in the right context for you when we get to the Investor Day next month.

Shareholder return and capital structure and uses of cash are absolutely a key element of the SPP, and we want to put really the SPP in front of investors and analysts in complete context. So we will absolutely talk more about future uses of cash and future CapEx expectations, but we're going to do it in the right context of the three-year plan.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

The last thing I would mention in terms of adding additional projects, I think it's important that everybody understand we have a number of associates in the building and out in the field that listen to these calls on a regular basis, and we have hundreds of people working extremely hard on this strategic plan to deliver the next three years. Everybody has a full plate of activity and things to do.

We have identified a number of great initiatives to go after. So I think it's important to note we're not adding initiatives to our plate after one quarter. We feel like we've got a pretty full plate of opportunity as it is.

David Campisi - Big Lots, Inc. - President, CEO

Yes. I would just add to that, that that is exactly what is going on in the Company. As I said earlier, there has been a significant amount of changes not only with the people and the organization, but the strategic plan as we will outline in detail for you guys on June 26 is -- obviously the three pillars are Jennifer, our associates, and then what TJ just talked about, about the operating efficiency and the use of capital is critical.

But underlying all of those overarching objectives you will see a very large amount of initiatives in play as we speak. And I think you will be excited to see this and understand it in more clarity when you're here in June.

And again, I caution our people all the time: let's be very careful about putting anything additional on our plate on top of what is already there. Because we are in the middle of what we call part 3 of the strategy, and that is the heavy lifting of execution, Paul, and it's big.

So at this moment in time, I would say we are in great shape. We clearly have a vision of where we are going. And again, as TJ outlined from a standpoint of use of cash and our focus on shareholder return, I think as he and I navigate over the next couple, three weeks we will have a clearer, stronger, and better story to tell in June.

Paul Trussell - Deutsche Bank - Analyst

Thanks for the color.

Operator

Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Thanks. Congratulations, guys. I would like to -- I'd like to [depend] on Jennifer, and I want to know what I would see when I go into the store. Would I see that all of the hardlines, tools and all that stuff is gone, and something else is in that spot? Or is that still in process? Or is that visible in some stores and not others?

David Campisi - Big Lots, Inc. - President, CEO

Hi, Meredith; it's David. Yes, as we said before it's an evolving process. And, yes, we took many markdowns on tools, paint, automotive, and a lot of other exit categories at the end of Q4 and in Q1 as well.

Store by store, you're going to see some of it gone. Some stores will still have some residual inventory, because it doesn't go away overnight.

But as we evolve and what Jennifer is going to start to see when she comes in the store is a more compelling Food assortment, as we give them additional linear allocation, as we unwind these businesses. Then as you navigate through the store, we're hoping that you start to see furniture, which is such a critical business and a great business for us, merchandised with a little bit more finesse.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

Now, I have to caution you that this is evolving. This is something that is part of the strategy. It's educating our stores on how to merchandise furniture in a way that looks more like your home; and that's going to take time, and it's a big one.

And then again, you are going to see a much more compelling assortment in Soft Home than you have ever seen before. And I am excited. I saw the back-to-school presentation in that area, and it was fantastic.

And I couldn't tell you that last year when I saw it. So significant improvement there.

But as you look through the store, again one of our strengths is not only Furniture, but it's that Seasonal business, and you are going to continue to see the flow of that product as we exit the patio furniture, lawn and garden, and we transition into the categories for holiday, even pre-holiday, Thanksgiving, Halloween, and then Christmas, a powerful presentation.

And we do things, candidly, that a lot of our competitors don't do, and one of those is in that Seasonal area, where we actually display the product in a big way. And Jennifer loves that, and we actually outperform the industry because of that.

You will see a downsized Electronics department. And the most exciting thing about that for Jennifer is the rollout of a new accessories layout that is going to come off this fixture we used to call the barge, and in line, into the gondola run. It's fantastic.

And the team both in marketing and merchandising -- if I remember the numbers, part of "Edit to Amplify" is not only exiting -- and that is really important that all of you understand this -- is now that we have decided what those go-forward businesses are, we are going to "Edit and Amplify" those go-forward businesses and reduce our SKU count so that you see a powerful, more focused presentation.

So in Electronics, you're going to see this fall as we do the resets a beautiful execution of accessories, and very compelling and very easy for Jennifer to shop. In fact, the test stores have been telling us that in the past the way we used to merchandise electronic accessories -- cellphone, iPhone covers, and so on in that category -- the customers would just throw the stuff back on the shelf or on the barge. Today, they're actually putting it back on the peg that they picked it up from.

So there is a lot of good stuff to come, and you will start to see this as you move into third quarter, as we continue to exit the balance of those categories. For example, you will start to see the unwinding of books in this quarter, and then again a reallocation of space in those go-forward businesses.

Tim Johnson - Big Lots, Inc. - EVP, CFO

Meredith, if I could just summarize, there's two or three things. There is a lot of change going on in the store, as David mentioned; but two or three things in specific that directly tie back to "Edit to Amplify": the Electronics reset; a reset or an expansion of Food and Consumables which will happen late in second quarter, and that is really picking up footage from the categories that have been exited; and then the third thing, to David's point, the set for back-to-school. Although we do back to school every year, the set for back-to-school that the team has put together this year, you should experience a lot more pop in terms of color and fashion in particular.

Those two or three key things as you walk the store in second quarter is what I would ask you to try to look for.

Meredith Adler - Barclays Capital - Analyst

Okay, great. Then -- that is really all very helpful, but another question I have is about the impact of coolers and freezers. I remember on one of the conference calls before you really rolled it out anywhere, maybe just testing it, was that you wanted to see the customer buy more than just freezer and cooler or Consumables/Food product; but you wanted to try to get them to shop the rest of the store. I don't know if you have updated us on the stores that have freezers and coolers, whether you are actually getting that result.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

And if not, are you comfortable with the fact that they are going to shop a narrower set of categories?

Tim Johnson - Big Lots, Inc. - EVP, CFO

Yes, Meredith; this is TJ. We are comfortable that coolers and freezers are driving the result that we expected and that we needed to make this work from a financial standpoint. We've consistently seen increases in comps and transactions.

On the majority of the purchases it is focused in Food and Consumables. However, what we are encouraged by is two things.

First off, we are seeing a fair amount of customers who are purchasing with SNAP and EBT benefits actually join our Rewards program, which is a good sign for us. And we are also seeing really nice crossover between coolers and freezers in Furniture Financing, which again is also a good sign for us.

Because as I mentioned earlier, that is -- Furniture is good-margin product for us, right in line with the Company average. So we do believe that coolers and freezers are driving the expected result.

And, candidly, that is with, as David mentioned, not a complete rollout this year. But also we think there are some opportunities to really grow that and market it going forward that we're not able to capitalize on today, given the lower store count we have with the initiative up and running.

David Campisi - Big Lots, Inc. - President, CEO

Yes. I would just add to that, Meredith, that we clearly early on recognized we weren't giving the Food and Consumables business enough exposure from a marketing point of view and traffic, driving high-trip frequency business. When you think about it -- we were discussing this with the Board yesterday about those key trip-frequency drivers. And when you look at it and you say a refrigerated trip is the biggest one of all, 67 trips a year is how that breaks out.

So if you think about Big Lots not being in that category -- and again, TJ mentioned the marketing piece; we haven't even begun to leverage the opportunity to tell the story about the refrigerated program, let alone the opportunity for us to talk to the customer about SNAP and EBT. So I look at it clearly as a significant opportunity for us to drive significant frequency of footsteps into the box, and hopefully convert Jennifer and that consumer into other areas of the store.

And again, we see a little bit of that, as I mentioned earlier, with the Furniture Financing with Progressive. That program is the same customer.

So we really feel like we have something big here that is going to continue to grow. And again with -- we're rolling out this year; we haven't even been able to tell the consumer. So next year should even be stronger in freezer/cooler.

Meredith Adler - Barclays Capital - Analyst

Super. Thank you very much.

Operator

David Mann, Johnson Rice.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice & Company - Analyst

Yes, thank you. A couple questions -- and by the way, good quarter. In terms of the Seasonal performance, can you talk a little more about that performance in the warmer weather markets and how Seasonal tracked in May thus far?

David Campisi - Big Lots, Inc. - President, CEO

Okay, I will ask the first part of that for you, David. In the warmer markets, certainly, whether it was California or parts of the Southwest or even Florida, we were seeing very nice sell-throughs on a weekly basis and positive comps. The biggest piece of that lawn and garden business, obviously, is the patio furniture area; and we were seeing a nice performance there, along with the cushion business and other attachments. Gazebos were strong and so on.

So we were encouraged by that knowing that once we could get a break in the weather, especially in the Northeast, the Central and Northeast part of the country where we were really struggling, once that broke out in May, I am very pleased with the performance in May in the rest of the country.
Again as I said earlier, I spent a lot of time in Asia with this team in this particular area. We have a strong buyer here, and the relationships that he has got over there with the factories -- and I can't tell you. Some of these factories that make really premium product is where ours is made.

It's not a product issue. It's not a quality issue. It certainly isn't a fashion issue.

So it clearly was driven by weather, and we saw that activity out there as we shopped the competitors and people breaking price early in the first quarter. So again, pleased with the performance in May.

David Mann - Johnson Rice & Company - Analyst

Then, TJ, in terms of SG&A, any change in the annual guidance that you gave last quarter?

Tim Johnson - Big Lots, Inc. - EVP, CFO

No. David, the SG&A piece of the business actually outperformed a little bit in the first quarter. We are constantly re-forecasting our business; so it's not that the SG&A base is not without change, but there is nothing out there that we believe is concerning at this point. Actually, everything is moving ahead very nicely.

One of the key elements that David mentioned earlier that we will talk about next month is really where we see the opportunities to continue to get more efficient, whether it be in SG&A or in certain margin initiatives. So the organization is very focused on keeping the comp leverage point as low as possible.

David Mann - Johnson Rice & Company - Analyst

Then one last question on Furniture Finance; I am curious. While you don't own or take the paper, I am just curious if you have any sense how the initial performance of that paper has been for Progressive.

Tim Johnson - Big Lots, Inc. - EVP, CFO

We could share some directional comments. Again, I don't want to get into specifics; it's really their business to talk about at that point.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

But at a real high level, we are very pleased with the approval rate. And we are very pleased with the fact that it has taken down barriers to entry for our customer. We believe that this is a customer that has a difficult time getting credit elsewhere, but is making payments on a regular basis.

And really the concerns early on that were expressed on some of the conference calls about the charges and the cost to the consumer, I think what we are experiencing is they are actually using this as something that they can pay off in a very short period of time relative to some of the other programs that are out there.

So everything is moving forward very nicely from our perspective. They have been a great partner to work with, and we have been in frequent communication with them at the highest levels. And clearly, the customer is the big winner here.

David Mann - Johnson Rice & Company - Analyst

Thank you.

Operator

Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray - Analyst

Thanks, good morning. The stores are looking great, guys; so nice work.

David Campisi - Big Lots, Inc. - President, CEO

Thank you.

Peter Keith - Piper Jaffray - Analyst

A real quick question on comp. Just a two-part question; I will ask one first. Do you have any way of quantifying what the negative drag from weather was in the first quarter?

Tim Johnson - Big Lots, Inc. - EVP, CFO

That's tough. The quick answer, Peter, is yes, we do look at it internally; we look at it internally every week if not on a shorter-term basis, daily, to really try to understand what is working and what is not. I will tell you that we did see some level of disparity by region, as David mentioned; so we know that impact is out there.

Now having said that, we have weather in certain markets every year, so it's difficult to really get a fine point estimate. But we know in certain categories and in certain markets we left some opportunity on the table that we hope comes back to us here in second quarter.

Peter Keith - Piper Jaffray - Analyst

Okay. Got it; that's good enough.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

On a related note then, as I am just looking at your comp guide for the remainder of the year, you're implying at the midpoint for Q2 about a 2% comp; and then the full-year guide originally would also seem to imply 2% for the rest of the way for the year. I think at the beginning of the year you thought that first half would be lower than second half; so the revised guidance doesn't really reflect that.

Now I am curious. Is that just some conservatism on the back-half outlook? Or has anything changed from a big-picture perspective?

Tim Johnson - Big Lots, Inc. - EVP, CFO

Candidly, Peter, nothing has changed from a big-picture perspective. I would tell you our comp guidance for second quarter is absolutely in line with our internal plans, so nothing has changed in that regard.

If there is anything that is maybe a little bit different than what you might have modeled or expected, we do have some incremental advertising here in second quarter, which makes it maybe look a little more favorable than you were thinking or than what you were expecting based on cadence. But other than that, things are moving ahead as expected.

I guess the only thing that I would add to that commentary in terms of the back half of the year is, when you think about fourth quarter, as an example we will have all of our initiatives up and running clearly, and you do get the benefit of an extra day. But everybody has that (technical difficulty).

But no, there is no real changes really to our forecasting internally. The only thing that, again, might be different than what you were expecting is there is a little bit of incremental marketing activity in second quarter as compared to last year.

Peter Keith - Piper Jaffray - Analyst

Okay, that's helpful. I look forward to seeing you guys on June 26.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Good morning, guys. A few questions for you, real quickly. First of all, how much of the inventory that you're not going to carry on a go-forward basis was liquidated in Q1? And how much do you have left to go?

Tim Johnson - Big Lots, Inc. - EVP, CFO

Jeff, we didn't give specific numbers other than to say that the product that was being liquidated was less than 5% of the total store. So this is a smaller portion of the store.

I would tell you the majority of the categories have been marked out of stock, or at 50% to 75% off here as we begin the month of May. So the majority of the activity is complete. However, there is some product that we'll still need to deal with here in second quarter.

The good news is that as we work through second quarter, we're able to do things like reset the Electronics area and expand a little bit some footage allocated to Food and Consumables, which clearly is on a good trend for us. All that activity will happen in second quarter so that as we move forward into the fall we can move into the next form of "Edit to Amplify", which is really looking at SKU count and things that David mentioned. So everything is moving as expected.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

Jeff Stein - Northcoast Research - Analyst

Okay. And with respect, TJ, to your circular program, can you talk a little bit about how they match up year-on-year? I noticed you had quite a few over the past month, and I just want to understand. Was it apples-to-apples? And how are we looking on a go-forward basis for the rest of the spring?

Tim Johnson - Big Lots, Inc. - EVP, CFO

First quarter was apples-to-apples, Jeff. We do have some incremental activity in second quarter, which is really about capturing first-of-the-month in one of the months that was missing in prior years.

On the flip side, we have also tested and looked at our July 4 promotional period and are going to do things a little bit differently there. Again, that was in our plan; that's been in our expectations all along.

I do want to just clarify it, and I will ask David to provide more color. First quarter, I think what you probably recognized -- and it's a nice shout-out to the team that is listening on the call -- is that it might feel like there are more ads out there, but there really were not. What you're feeling is a cleaner message and a more frequent message on newness and new deliveries to the store and exciting deals to the store that we are sending out to our Rewards Club base.

David Campisi - Big Lots, Inc. - President, CEO

Yes; and I would add to that, Jeff, that what TJ is referring to is the team has done a great job both on the merchant side and the marketing side of developing a much stronger cadence of storytelling and compelling offerings, versus just a bunch of stuff on a page. That really, really started to come together in the middle of first quarter and will continue into second quarter.

The other thing that you probably are seeing is significant change on the messaging on the front cover. A year ago, over this past Memorial Day weekend as an example -- and it was really the first ad that I saw when I got to the Company, and it was pretty stunning. Because I have always believed in what I refer to as weatherproofing your advertising, and you can't put all eggs in one basket. Last year's ad was all pools and patio, and the weather was not good, and we got what we asked for from Jennifer.

This year, if you look at that ad and many of the ads prior to that, what you're seeing now on the cover -- whether it's a fantastic Furniture story or a Seasonal story or whatever category that we're putting together on the cover, we always have Food and Consumables on that cover now, because those are those need/use/buy-most categories that I talk about all the time: trip drivers.

And that has really, really helped us and I believe helped us in the quarter and will continue to help us as we navigate through the balance of the year.

Jeff Stein - Northcoast Research - Analyst

Great. One final one, real quickly. Any update on the Rewards program? How many members? And do you believe the new program is providing a bigger lift? Thank you.

Tim Johnson - Big Lots, Inc. - EVP, CFO

You know what? I do not have the number of members handy, Jeff. But what I do believe is happening is really twofold.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

I think that, to David's point, there is a much cleaner message and easier to understand; and we are focused on newness, not trying to move product at a discount, so to speak. But I also think that the approach that we have taken towards really trying to encourage that infrequent customer to shop the store more often is also seeing some level of benefit.

So again, an infrequent customer in our definition is someone who may shop the store once or twice a year at certain periods in time; maybe it's a Seasonal holiday purchase or for something for Easter or Father's Day or something like that. That customer already knows us and clearly likes us, but how do we get them in more frequently and start to move them into that bucket of core customers?

That has been a focus of the team over the last few months, and we are starting to see some (technical difficulty) migration that way.

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Good morning, and let me add my congratulations as well. You mentioned earlier in your prepared remarks that all executive and senior leadership roles are now filled. I just wanted to get a little bit of color on that.

Because if I recall correctly, you were still looking for an SVP of Stores and maybe one Divisional Merchandise Manager. So I just wanted to see if those positions had been filled and if there are any other positions that were filled, I guess, since you last updated us on that. Thank you.

David Campisi - Big Lots, Inc. - President, CEO

Yes, Anthony; it's David. Yes, great question. And yes, they all have been filled and excited to share with you that we filled that divisional position in Home with a very strong leader and a guy with a lot of experience in Soft Home.

We are also pleased that we finalized the last two hires in both -- the Senior VP of Store Operations, Nick Padovano, is onboard; I think he's been here now three weeks and a fantastic addition. And the last hire under Lisa's leadership team is Richard Flaks, and Richard is now here onboard as the SVP of Planning and Allocation and Replenishment; a very knowledgeable guy that is going to add a lot to the business.

So the team is in place. Including me, there is 14 of us. And as I have said consistently we are excited with the seasoned executive team, with Tim Johnson and Lisa Bachmann and Mike Schlonsky at my side in the last 12 months, and then along with some other senior leadership. In Distribution and Transportation Carlos, and Stew, our CIO. That's the team of five that has been on my side throughout this navigation.

And now that we have added the balance of nine, it's a very powerful thing that is happening in our Company. And underneath that, as you mentioned, the divisionals and new buyers and all the folks in the Company, in the building here.

As I said earlier in those prepared remarks, the big thing that is very encouraging is how everyone has shown the willingness and the desire to change has been fantastic. Again, we are in a transformation that is -- it's fantastic. So we're complete and we're excited about it.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay. That's really helpful. Keep up the good work and I will see you in Columbus in late June.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

David Campisi - Big Lots, Inc. - President, CEO

Great. Thank you.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Associates - Analyst

Thanks. David, want to follow up on the cooler/freezer strategy, and if you considered testing stores with perhaps 20 coolers as opposed to -- I think the current set is what, eight or nine? That would perhaps make the Company a bit more competitive with where the value retailers are going with their cooler rollouts.

David Campisi - Big Lots, Inc. - President, CEO

Yes, Dan; it's David. I would tell you that we are very pleased with the strategy of using the 10 coolers and freezers in our stores, and we don't see expanding that at all. I mean, that model, as you know, was heavily tested early on, and we had some tweaks.

The big thing today is not just throwing 10 coolers in the stores and hoping that it's going to work. As I say often, hope is not a strategy.

What we have in place is some very powerful folks in that Food division that understand the business and what type of an assortment needs to go into that freezer/cooler. I would tell you there is a lot of work being done by that team to ensure that we have the proper assortment, not only in the current stores but on a national basis, and there's high hopes there to regionalize it.

It's really about the content and the assortment. And just being competitive in pricing is also important, but we don't see changing that whatsoever.

Dan Wewer - Raymond James & Associates - Analyst

David, just one other follow-up question. When you look at the achievements that you have accomplished, that you have highlighted during the call, and then you look at the results in the different types of real estate at Big Lots -- before you joined the Company, they were acquiring these former leases from Linens 'n Things and Circuit City. Have you seen a bigger bounceback in those locations that were what in the old days they used to call A locations? Or have those A locations not outperformed the B locations?

David Campisi - Big Lots, Inc. - President, CEO

Well, I will take the first part of that, and then I will turn it over to TJ since he now runs the real estate division and just got back from a big conference in Las Vegas and has a clearer understanding of where we're headed there. But first for clarity purposes, I would just tell you, Dan, that when you say all the things that I have accomplished, it's really not what I have accomplished; it's what we have accomplished.

Again, I can't make it more clear that all of the work and the accomplishments in the Company at all levels of the organization could not have happened without our people stepping up and being part of it. So I want to make that clear, that it's not about me: it's about them.

Secondly, what I would tell you is the real estate piece -- and TJ may understand what you are referring to from the A locations -- we have a mixed bag of real estate out there, obviously, when you have 1,500 stores. I would tell you that we have put in place a completely different strategy in how we look at a piece of real estate before we lease it, including the width of the building and things like it must have a loading dock and so on and so forth.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

So we're dealing with some locations out there that candidly we know over time have to go away. I would tell you, TJ will talk in a second here about our strategy on A locations. We have what I would use a word is -- we have more courage today to look at that and say: you know what? Where we are headed as a Company and doing some of the things we are doing with the new stores and how we are merchandising Furniture in the front and Seasonal and so on, very encouraging results and we are more encouraged about being able to go into more A-on-A locations.

But I think TJ can add a little bit more color there, too.

Tim Johnson - Big Lots, Inc. - EVP, CFO

Yes, Dan, I don't know that I could tell you that in the first quarter, what we used to call as A stores, outperformed the balance of the chain. Again, I think a lot of that has depended on who got initiatives and who didn't and some of the weather comments that we made before.

But to David's point, I would suggest to you we are being much more selective in what is going to make up that number of new stores this year. But having said that, we are not afraid to step out in certain locations and markets where we have confidence that the strategy can work.

A real good example of that is a couple stores that we're going to actually be opening here in the fall season in and around the New Jersey area, in and around New York City -- not in the city but in closer proximity than stores we have today. Those are high-rent areas, high-traffic areas; but we absolutely believe we can perform in those locations.

So for us here near-term, I can't tell you that A's versus B's versus C's are any different or that there is necessarily any income demographic different in terms of performance. It's really about some of the new initiatives and new content.

So it's -- at this point, we are in the all boats are rising with the tide mode, and getting incrementally a little bit better every quarter.

Dan Wewer - Raymond James & Associates - Analyst

Okay, great. Thank you.

Andy Regrut - Big Lots, Inc. - Director IR

Okay. Thank you, everyone. Hannah, will you please close the call?

Operator

Yes, thank you. Ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11:59 PM on Friday, June 13, 2014. You can access the replay by dialing toll-free USA and Canada, 888-203-1112 and entering replay pass code 1786698. International, 719-457-0820 and entering replay pass code 1786698.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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MAY 30, 2014 / 12:00PM GMT, BIG - Q1 2014 Big Lots, Inc. Earnings Conference Call

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